EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGE is made and entered into effective as of the 1" day of January, 2000, by and between RED OAK FARMS, INC. (hereinafter referred to as "Employer"), and JOHN SCHIERING (hereinafter referred to as "Employee").

        1. Employment. In consideration of the promises and mutual covenants and agreements contained herein, Employer hereby employs Employee as its Chief Operating Officer and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

        2. Term.

           a. Initial Term. The initial term of employment under this Agreement (hereafter referred to as the "Initial Term") shall commence on the date hereof, and shall expire six (6) months later, on June 31, 2000, unless terminated earlier for cause as provided below.

           b. Renewal. This Agreement will be renewed automatically for additional terms of two (2) years in duration upon the expiration of any term. It is provided, however, that if it is the desire of either party not to renew the Agreement for a further two (2) year terra, the party wishing to terminate the Agreement shall give written notice of non-renewal to the other party at least one hundred twenty (120) days prior to the end of any term. Cause shall not be required as a prerequisite to such notice.

           c. Termination. Either party may terminate this Agreement at any time with or without cause; provided, however, that in the case of such termination (other than a termination by Employer for cause as set forth in subparagraph (2.d below), the terminating party shall give one hundred twenty (120) days advance written notice to the other party, utilizing hand delivery or restricted certified mail. If certified mail is used, such notices will be deemed to have been given on the date it is deposited in any United States Post Office mail receptacle, properly addressed and bearing proper postage. In the case of termination initiated by Employee, notice shall be given to the President of the Employer. In the case of termination initiated by Employer, notice shall be given to Employee.

        Upon such notice of termination, Employee shall continue to render services to Employer until the daze of termination unless: (i) Employer directs Employee to cease rendering services at an earlier date; or (ii) Employer and Employee agree that Employee will cease rendering services at an earlier date.

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        Salary shall be paid following  notice of termination only as follows:

        (1) Employee shall be entitled to his regular pro-rated salary following notice of termination for so long as Employee is permitted to and actually continues to render services to Employer during the 120-day period following such notice.

        (2) If Employee is directed by Employer to cease work prior to expiration of the 120-day period, Employee shall be entitled to his regular pro-rated salary until the end of the 120-day period, unless Employee has been terminated for cause pursuant to subparagraph 2.d, in which case Employee shall not be entitled to any further compensation.

           d. Termination for Cause. Notwithstanding the provisions set forth in subparagraphs 2.b and 2.c above, Employer may terminate this Agreement and Employee's employment hereunder immediately during any term of this Agreement upon the occurrence of any of the following by or relating to Employee: (i) a material breach of the terms of this Agreement; (ii) embezzlement; (iii) fraud;
(iv) unethical conduct; (v) the conviction of a criminal act that in the sole opinion of Employer may reflex negatively you the credibility or reputation of Employee, to Employer's detriment; or (vi) other similarly outrageous personal conduct.

        3. Duties. Employee shall serve as Chief Operating Officer of Employer, and shall devote his full-time attention and best efforts to the performance of all duties regularly performed by an individual employed in that capacity. Employee shall report to and be subject to the direction and authority of the President, and shall perform such specific and additional duties as the President shall direct.

        4. Relocation. In the event Employee and Employer mutually desire to extend Employee's employment beyond the six (6) month Initial Term, it is understood and agreed that Employee will relocate to the Omaha, Nebraska/Red Oak,-Iowa area after expiration of the six (6) month Initial Term, and that renewal and extension of this Agreement, as well as Employee's eligibility for bonuses, are contingent on such relocation.

        5. Compensation

           a. Raise Salary. For all services rendered by Employee during the six
(6) month Initial Term of this Agreement, Employee shall be paid a monthly salary of eleven thousand two hundred fifty dollars ($11,250.00), payable in accordance with Employer's usual payroll practices.

           b. Cash Bonus. Employee shall be paid a bonus in the lump sum of thirteen thousand five hundred dollars ($13,500.00) within thirty (30) days

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after relocating to the Omaha/Red Oak area,  assuming  Employee remains employed by Employer at that time.

           c. Stock/Stock Option Bonus. Within thirty (30) days after relocating to ,tie Omaha/Red Oak area, assuming Employee remains employed by Employer at that time, Employer shall cause its parent corporation, Red Oak. Hereford Farms, Inc., to: (i) issue to Employee fifteen thousand (15,000) shares of Red Oak Hereford Farms, Inc. common stock; and (ii) grant to Employee the option to purchase twenty-five thousand (25, 000) shares of Red Oak Hereford Farms, Inc. common stock for a purchase price of one dollar and fifty cents ($ 1.50) per share, which option shall vest immediately and be exercisable until the date which is one (1) year after the date of this Agreement and, if not exercised within such one (1) year period, shall expire and shall thereafter be null and void.

           d. Additional Stock Options. Employer shall cause its parent corporation, Red Oak Hereford Farms, Inc., to grant to Employee options to purchase an additional one hundred thousand (100,000) shares of Red Oak Hereford Farms, Inc. common stock at its fair market value as of the date of signing this Agreement. Employee's options to purchase such additional shares shall vest at the rate of thirty-three thousand shares per year for three (3) years, and after vesting, shall be exercisable at each anniversary date of this Agreement, unless, until, and to any such option expires pursuant to the following sentence. Each vested option shall expire and thereafter be null and void if it is not exercised within five (5) years of the applicable anniversary date upon which such option vested. Employee shall be entitled to exercise such options only if he remains employed by Employer at each vesting date.

        6. Benefits.

           a. Employee shall be entitled to participate in all fringe benefit programs, including insurance coverage, vacation, and similar benefit programs, that Employer makes available to its employees generally.

           b. Employee shall have the use of a vehicle provided at the expense of Employer for local use in Red Oak and in the conduct of Employer's business during the six (6) month Initial Term.

        7. Expense Reimbursement. During the six (6) month Initial Term of this Agreement, Employee shall be entitled to reimbursement for reasonable air fare expense (coach class at lowest available rate) incurred in commuting between Red Oak, Iowa, and his home in Carmel, Indiana. Such reimbursement shall be limited to twenty-four (24) round-trip tickets during said six-month period.

        Employee shall be entitled to a reasonable housing allowance during the six (6) month Initial Term, in an amount to be agreed upon by the parties, for the purpose of securing a modest apartment in or around Red Oak, Iowa.

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        8. Confidentiality.   Employee  acknowledges  and agrees that during the
course of his employment he may have access to certain proprietary confidential, information of Employer, maintained in confidence by Employer as trade secrets, including but not limited to information pertaining to Employer's customers, processes, products, pricing, purchasing, accounting, marketing, finances and
business   practices.   Employee  further   acknowledges  and  agrees  that  all
information  disclosed  to  or  accessed  by  Employee,   including  information
originated by Employee in the course of performing his duties for Employer, which Employee has reason to believe is confidential or which is treated by Employer as confidential, shall be presumed to be confidential information, unless such information was available to the public by publication or otherwise was part of the public domain through no fault of Employee. Employee further acknowledges and agrees that Employer has developed and established and its continuing to develop and establish a valuable and extensive trade in its products and services, and that Employer would suffer great loss and irreparable injury if Employee discloses any confidential information or uses it to Employer's detriment.

        Employee, during the course of his employment and at all times thereafter, shall maintain in strictest confidence and shall not directly or indirectly divulge, release, disclose, or make available to any other firm, person, corporation, or other entity any confidential information of Employer, except as required by his employment or as permitted by Employer in writing.

        Upon termination of his employment, Employee shall deliver promptly to Employer all records, manuals, documents, books, reports, notes, data, computer disks, and similar matter that are the property of Employer, and shall keep no photocopies, facsimiles, or other duplications thereof.

        9. Noncompetition.

           a. Employee agrees that during any term of this Agreement and for a period of two (2) years from and after the date of expiration or termination of this Agreement by either party, Employee will not, without Employer's prior written consent, perform services for or have any interest in any entity that offers products or services competitive with the products or services then offered or performed by Employer within the Restricted Area. For purposes of this paragraph, products or services shall be deemed to be competitive if they relate to the sale of beef products (fresh and pre-cooked), smoked salmon, and/or imported European food and food products, excluding candy products. The "Restricted Area." shall mean the continental United States.

           b. Employee further agrees that during any terra of this Agreement and for a period of two (2) years from and after the date of expiration or termination of this Agreement by either party, Employee will not, directly or indirectly, in any capacity whatsoever, contact; call on, sell to, solicit business from, or render any service to any of Employer's current, former or

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prospective   customers,   clients,   contacts  within  the  industry,  for  any
competitive product or service developed, produced, marketed, distributed, or sold by Employer during the period of Employee's employment. For purposes of this paragraph, products or services shall be deemed to be competitive if they relate to the sale of beef products (fresh and pre-cooked), smoked salmon, and/or imported European food and food products, excluding candy products.

        10. Equitable Enforcement. Employee acknowledges and agrees that the terms and conditions set forth in paragraphs 8 and 9 are reasonable and necessary for the protection of Employer's business and are necessary to prevent damage or loss to Employer, and that any breach by Employee of the foregoing provisions may cause Employer irreparable injury for which there may be no adequate remedy at law. Employee further agrees that the services to be rendered by him are of a special and unique character, which gives them a special value in the successful operation of Employer's business. By reason thereof, Employee agrees that Employer shall be entitled to injunctive and equitable relief to prevent or curtail any breach of the provisions of paragraphs 8 and 9 by him, in addition to any other remedies Employer may have under this Agreement. In the event it is necessary for Employer to take legal action to enforce the terms of paragraphs 8 and 9, and Employer prevails, Employee shall be responsible for the attorneys fees incurred by Employer in its successful enforcement. It is further agreed that the provisions of paragraphs 8 and 9, as well as this paragraph 10, shall survive the termination of this Agreement.

        11. Successors and Assigns Bound. This Agreement shall be binding upon Employer and Employee, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation, or other entity into which Employer may be merged or by which it may be acquired (whether directly, indirectly, or by operation of law), or to which is may assign its rights under this Agreement Notwithstanding the foregoing, any assignment by Employee of this Agreement or of any interest herein shall be void.

        12. Leverability. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence, or other portion thereof (including without limitation the geographical and temporal restrictions contained herein) shall be deemed by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, it is hereby agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that such provision or portion thereof shall be considered modified or deleted in such manner as to make this Agreement, as modified, legal, and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall continue unimpaired.

        13. Waiver. The waiver by Employer of its rights under this Agreement or the failure of Employer promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term, or provision.

        14. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there

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are no  agreements,  under  standings,  specific  restrictions,  warranties,  or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

         15. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either parry on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

                  To Employee:

                          John Schiering
                          5179 Carrington Circle
                          Carmel, IN 46033

                  To Employer:

                          Red Oak Farms, Inc.
                          PO Box 456
                          Red Oak, IA 50560
                          Attention: Gordon Reisinger, President

        16. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Iowa.

        IN WITNESS WHEREOF, the parties have duly executed this EMPLOYMENT AGREEMENT effective as of the date first above written,

EMPLOYEE:                                      EMPLOYER:

                                               Red Oak Farms, Inc.

By: John Schiering                             By:  (signature illegible)
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    John Schiering                             Its: (signature illegible)
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